EXHIBIT A

                             MANAGEMENT CONTRACT

   THIS AGREEMENT dated this      day of February, 1997 between Pioneer Balanced
Fund, a Delaware business trust (the "Fund"), and Pioneering Management Corporation, a Delaware corporation (the "Manager").

                             W I T N E S S E T H

   WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") for the purpose of registering its shares for public offering under the Securities Act of 1933, as amended,

   WHEREAS, the parties hereto deem it mutually advantageous that the Manager should be engaged, subject to the supervision of the Fund's Board of Trustees and officers, to manage the Fund,

   NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Fund and the Manager do hereby agree as follows:

   1. (a) The Manager will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objectives and policies of the Fund. The Manager will determine from time to time what securities shall be purchased for the Fund, what securities shall be held or sold by the Fund and what portion of the Fund's assets shall be held uninvested as cash, subject always to the provisions of the Fund's Agreement and Declaration of Trust, By-Laws and its registration statements under the 1940 Act and under the Securities Act of 1933 covering the Fund's shares, as filed with the Securities and Exchange Commission, and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board of Trustees of the Fund may from time to time establish. To carry out such determinations, the Manager will exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

   (b) The Manager will, to the extent reasonably required in the conduct of the business of the Fund and upon the Fund's request, furnish to the Fund research, statistical and advisory reports upon the industries, businesses, corporations or securities as to which such requests shall be made, whether or not the Fund shall at the time have any investment in such industries, businesses, corporations or securities. The Manager will use its best efforts in the preparation of such reports and will endeavor to consult the persons and sources believed by it to have information available with respect to such industries, businesses, corporations or entities.

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   (c) The Manager will maintain all books and records with respect to the
Fund's securities transactions required by sub-paragraphs (b)(5),(6),(9) and
(10) and paragraph (f) of Rule 31a-1 under the 1940 Act (other than those records being maintained by the custodian or transfer agent appointed by the
Fund) and preserve such records for the periods prescribed therefor by Rule 31a-2 of the 1940 Act. The Manager will also provide to the Board of Trustees such periodic and special reports as the Board may reasonably request. >

   2. (a) Except as otherwise provided herein, the Manager, at its own expense, shall furnish to the Fund office space in the offices of the Manager or in such other place as may be agreed upon from time to time, and all necessary office facilities, equipment and personnel for managing the Fund's affairs and investments, and shall arrange, if desired by the Fund, for members of the Manager's organization to serve as officers or agents of the Fund.

   (b) The Manager shall pay directly or reimburse the Fund for: (i) the compensation (if any) of the Trustees who are affiliated with, or interested persons of, the Manager and all officers of the Fund as such; and (ii) all expenses not hereinafter specifically assumed by the Fund where such expenses are incurred by the Manager or by the Fund in connection with the management of the affairs of, and the investment and reinvestment of the assets of, the Fund.

   (c) The Fund shall assume and shall pay: (i) charges and expenses for fund accounting, pricing and appraisal services and related overhead, including, to the extent such services are performed by personnel of the Manager or its affiliates, office space and facilities and personnel compensation, training and benefits; (ii) the charges and expenses of auditors; (iii) the charges and expenses of any custodian, transfer agent, plan agent, dividend disbursing agent and registrar appointed by the Fund with respect to the Fund; (iv) issue and transfer taxes, chargeable to the Fund in connection with securities transactions to which the Fund is a party; (v) insurance premiums, interest charges, dues and fees for membership in trade associations and all taxes and corporate fees payable by the Fund to federal, state or other governmental agencies; (vi) fees and expenses involved in registering and maintaining registrations of the Fund and/or its shares with the Commission, state or blue sky securities agencies and foreign countries, including the preparation of Prospectuses and Statements of Additional Information for filing with regulatory agencies; (vii) all expenses of shareholders' and Trustees' meetings and of preparing, printing and distributing prospectuses, notices, proxy statements and all reports to shareholders and to governmental agencies; (viii) charges and expenses of legal counsel to the Fund and the Trustees; (ix) distribution fees paid by the Fund in accordance with Rule 12b-1 promulgated by the Commission pursuant to the 1940 Act; (x) compensation of those Trustees of the Fund who are not affiliated with or interested persons of the Manager, the Fund (other than as Trustees), The Pioneer Group, Inc. or Pioneer Funds Distributor, Inc.; (xi) the cost of preparing and printing share certificates; and (xii) interest on borrowed money, if any.

   (d) In addition to the expenses described in Section 2(c) above, the Fund shall pay all brokers' and underwriting commissions chargeable to the Fund in connection with securities transactions to which the Fund is a party.

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   3. (a) The Fund shall pay to the Manager, as compensation for the Manager's services hereunder, a fee at the rates per annum of the Fund's average daily net assets as follows: 0.65% of the Fund's average daily net assets up to $1 billion, 0.60% of the next $4 billion and 0.55% of the excess over $5 billion. The management fee payable hereunder shall be computed daily and paid monthly in arrears. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

   (b) If the operating expenses of the Fund in any year exceed the limits set by state securities laws or regulations in states in which shares of the Fund are sold, the amount payable to the Manager under subsection (a) above will be reduced (but not below $0), and the Manager shall make other arrangements concerning expenses but, in each instance, only as and to the extent required by such laws or regulation. If amounts have already been advanced to the Manager under this Agreement, the Manager will return such amounts to the Fund to the extent required by the preceding sentence.

   (c) In addition to the foregoing, the Manager may from time to time agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or a portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Manager. Any such fee reduction or undertaking may be discontinued or modified by the Manager at any time.

   4. The Manager will not be liable for any error of judgment or mistake of law or for any loss sustained by reason of the adoption of any investment policy or the purchase, sale, or retention of any security on the recommendation of the Manager, whether or not such recommendation shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation, but nothing contained herein will be construed to protect the Manager against any liability to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

   5. (a) Nothing in this Agreement will in any way limit or restrict the Manager or any of its officers, directors, or employees from buying, selling or trading in any securities for its or their own accounts or other accounts. The Manager may act as an investment advisor to any other person, firm or corporation, and may perform management and any other services for any other person, association, corporation, firm or other entity pursuant to any contract or otherwise, and take any action or do any thing in connection therewith or related thereto; and no such performance of management or other services or taking of any such action or doing of any such thing shall be in any manner restricted or otherwise affected by any aspect of any relationship of the Manager to or with the Fund or deemed to violate or give rise to any duty or obligation of the Manager to the Fund except as otherwise imposed by law. The Fund recognizes that Manager, in effecting transactions for its various accounts, may not always be able to take or liquidate investment positions in the same security at the same time and at the same price.

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   (b) In connection with purchases or sales of fund securities for the account of the Fund, neither the Manager nor any of its Trustees, officers or employees will act as a principal or agent or receive any commission except as permitted by the 1940 Act. The Manager shall arrange for the placing of all orders for the purchase and sale of fund securities for the Fund's account with brokers or dealers selected by the Manager. In the selection of such brokers or dealers and the placing of such orders, the Manager is directed at all times to seek for the Fund the most favorable execution and net price available except as described herein. It is also understood that it is desirable for the Fund that the Manager have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Manager is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Fund's Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager in connection with its or its affiliates services to other clients.

   (c) On occasions when the Manager deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Manager, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Manager in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such clients.

   6. This Agreement shall become effective on the date hereof and shall remain in force until May 31, 1998 and from year to year thereafter, but only so long as its continuance is approved annually by a vote of the Trustees of the Fund voting in person, including a majority of its Trustees who are not parties to this Agreement or interested persons (as the term "interested persons" is defined in the 1940 Act) of any such parties, at a meeting of Trustees called for the purpose of voting on such approval or by a vote of a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Fund, subject to the right of the Fund and the Manager to terminate this contract as provided in Section 7 hereof.

    7. Either party hereto may, without penalty, terminate this Agreement by vote of its Board of Trustees or by vote of a "majority of its outstanding voting securities" (as defined in the 1940 Act) of the Fund and the giving of 60 days' written notice to the other party.

    8. This Agreement shall automatically terminate in the event of its assignment. For purposes of this Agreement, the term "assignment" shall have the meaning given it by Section 2(a)(4) of the 1940 Act.

    9. The Fund agrees that in the event that neither the Manager nor any of its affiliates acts as an investment adviser to the Fund, the name of the Fund, and any fund thereof, will be changed to one that does not contain the name "Pioneer" or otherwise suggest an affiliation with the Manager.

   10. The Manager is an independent contractor and not an employee of the Fund for any purpose. If any occasion should arise in which the Manager gives any advice to

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its clients concerning the shares of the Fund, the Manager will act solely as investment counsel for such clients and not in any way on behalf of the Fund or Fund.

   11. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof. It may not be added to or changed orally, and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

   12. This Agreement and all performance hereunder shall be governed by the laws of The Commonwealth of Massachusetts, which apply to contracts made and to be performed in The Commonwealth of Massachusetts.

   13. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

   14. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and their seal to be hereto affixed as of the day and year first above written.

ATTEST:                                     PIONEER BALANCED FUND

-----------------------------               ----------------------------------
Joseph P. Barri                             John F. Cogan, Jr.
Secretary                                   President

                                            PIONEERING MANAGEMENT
ATTEST:                                     CORPORATION

-----------------------------               ----------------------------------
Joseph P. Barri                             David D. Tripple
Secretary                                   President

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